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                                 EXHIBIT 99.1

          PRESS RELEASE OF ATRIUM COMPANIES, INC. DATED APRIL 21, 1999

Contact:      Jeff Hull
              Executive Vice President
              Chief Financial Officer
              Atrium Companies, Inc.
              (214) 630-5757


  ATRIUM COMPANIES, INC. ANNOUNCES SIGNING OF DEFINITIVE PURCHASE AGREEMENT TO
     ACQUIRE HEAT, INC. IN A TRANSACTION VALUED AT APPROXIMATELY $85 MILLION

DALLAS, April 21, 1999 /PRNewswire/ -- Atrium Companies, Inc. ("Atrium"), a leading manufacturer and distributor of residential windows and doors, today announced it has signed a definitive purchase agreement to acquire Heat, Inc. The transaction will value Heat at approximately $85 million.

Heat is comprised of two subsidiaries, Best Built, Inc. ("Best Built") and Thermal Industries, Inc. ("Thermal"). Best Built is a manufacturer and distributor of vinyl window and door products to both the new construction and repair and remodeling markets serving the Pacific Northwest. Its products are marketed under the Best Built brand name and revenue has been growing at more than 50% per year over the last five years. Thermal, an extruder, manufacturer and distributor of vinyl replacement windows, doors, decks, docks, and patio enclosure systems into the repair and remodeling market, maintains key long-term dealer relationships through its own proprietary branch network east of the Mississippi. Additionally, through these relationships, Thermal continues to expand its one-stop "sell furnish and install (SFI)" program with national and regional retailers.

Last October, Ardshiel, Inc. and GE Investment Private Placement Partners II, L.P. ("GEI") announced the combination of Atrium with Wing Industries, a leading manufacturer of interior door products. The combination created one of the five largest door and window companies in the United States based on revenue and one of a limited number of national, full-service providers of door and window products. By joining Atrium's strength in the new construction market with Wing's leadership in the repair and remodeling market, the combined company serves its customer base across multiple channels of distribution.

Daniel T. Morley, Chairman of Atrium and President of Ardshiel noted, "The acquisition of Thermal and Best Built furthers our strategy of serving all key markets in the United States with a broad range of products for new construction as well as repair and remodeling projects. Heat not only strengthens our presence in the Pacific Northwest, but provides us with a network of dealers to cross-sell other products. We welcome the addition of experienced senior management and staff at both companies to support our continued growth and consolidation strategy in the highly fragmented building products industry."

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Following the acquisition, Atrium will be one of the two largest non-wood window and door manufacturers in the United States with revenues in excess of $525 million, and nearly 4,000 employees operating more than 50 facilities nationwide.

The transaction is subject to certain conditions and is expected to close within 60 days.

Ardshiel, Inc. is a New York based private equity investment firm which has completed more than 35 transactions since its inception in 1975. GEI is a private equity partnership affiliated with GE Investments, a wholly-owned investment management subsidiary of General Electric Company with approximately $80 billion in total assets under management and approximately $4 billion in private equity investments.